NEWS FROM	Exhibit 99.1

FOR IMMEDIATE RELEASE Date Submitted: January 30, 2007 NASDAQ Symbol: IBCP	CONTACT: Robert N. Shuster Executive Vice President and Chief Financial Officer #616/522-1765

INDEPENDENT BANK CORPORATION
REPORTS FOURTH QUARTER 2006 RESULTS

IONIA, Michigan, January 30, 2007 . . . Independent Bank Corporation (Nasdaq: IBCP), a Michigan-based bank holding company (“IBC” or the “Company”) reported that its fourth quarter 2006 income from continuing operations was $1.0 million or $0.04 per diluted share. A year earlier, income from continuing operations totaled $11.2 million or $0.47 per diluted share. Return on average equity and return on average assets (based on income from continuing operations) were 1.44% and 0.11%, respectively in the fourth quarter of 2006 compared to 17.66% and 1.34%, respectively in 2005.

The Company’s income from continuing operations for all of 2006 totaled $33.8 million or $1.45 per diluted share. In 2005 full year income from continuing operations was $45.7 million or $1.92 per diluted share. Return on average equity and return on average assets (based on income from continuing operations) were 13.06% and 0.99%, respectively in 2006 compared to 18.63% and 1.42%, respectively in 2005.

On January 15, 2007, Mepco Insurance Premium Financing, Inc. (“Mepco”), a wholly-owned subsidiary of IBC, sold substantially all of its assets related to the insurance premium finance business to Premium Financing Specialists, Inc. (“PFS”). Mepco will continue to own and operate its warranty payment plan business. The assets, liabilities and operations of Mepco’s insurance premium finance business have been reclassified as discontinued operations and all periods presented have been restated for this reclassification.

The Company’s net income for the quarterly periods ended December 31, 2006 and 2005 was $0.3 million ($0.01 per diluted share) and $11.4 million ($0.48 per diluted share), respectively. The Company’s full year net income for 2006 and 2005 was $33.2 million ($1.43 per diluted share) and $46.9 million ($1.97 per diluted share), respectively.

The declines in the comparative quarterly and yearly income from continuing operations in 2006 compared to 2005 were primarily due to the following factors:

•	A decrease in net interest income;
•	Substantially higher provisions for loan losses;
•	Goodwill impairment charges; and
•	For the fourth quarter comparative periods only, a $2.4 million loss associated with the write-off of a receivable from a counter party in Mepco’s warranty payment plan business.

Commenting on the Company’s results, President and CEO, Michael M. Magee stated, “Independent Bank Corporation has a long-term track record of enhancing shareholder value. Over the past ten years (1997 through 2006) our shareholders have enjoyed a cumulative total return of 438% compared to a SNL Bank Index total return of 211%. Clearly our results in the second half of 2006 are not consistent with this commitment or our long term historical track record. Although I can talk about the impact of the flat yield curve and a very competitive pricing climate for both loans and deposits that has impacted our net interest margin as well as margins throughout the banking industry, the bottom line is that our performance in 2006 was not acceptable.”

Magee continued, “We have taken several actions to address the Company specific issues that adversely impacted our performance in 2006. These include the sale of Mepco’s insurance premium finance business as well as an in-depth review of our lending processes and procedures to insure we are doing everything possible to effectively manage asset quality. Because our 2006 results included several non-recurring or unusual items, we are providing earnings guidance for 2007. We currently expect earnings of $1.70 to $1.82 per diluted share in 2007. These earnings expectations assume that our provision for loan losses returns to a more normalized level and also assume low single digit net loan growth, continued flatness in the yield curve, and no mergers, acquisitions or similar transactions other than our previously announced acquisition of ten branches that we expect to close in March 2007. I want to emphasize that the Company’s board of directors and executive management are committed to enhancing long-term shareholder value.”

The Company’s tax equivalent net interest income totaled $31.5 million during the fourth quarter of 2006, which represents a $2.7 million or 8.0% decrease from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.7 million and $1.6 million for the fourth quarters of 2006 and 2005, respectively, and were computed using a 35% tax rate. The decrease in tax equivalent net interest income primarily reflects a 49 basis point decline in the Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) that was partially offset by a $78.6 million increase in the balance of average interest-earning assets. The increase in average interest-earning assets is primarily due to growth in commercial, real estate mortgage and installment (consumer) loans.

The net interest margin was equal to 4.23% during the fourth quarter of 2006 compared to 4.72% in the fourth quarter of 2005. The tax equivalent yield on average interest-earning assets rose to 7.69% in the fourth quarter of 2006 from 7.27% in the fourth quarter of 2005. This increase primarily reflects the rise in short-term interest rates that has resulted in variable rate loans re-pricing and new loans being originated at higher rates. The increase in the tax equivalent yield on average interest-earning assets was more than offset by a 92 basis point rise in the Company’s interest expense as a percentage of average interest-earning assets (the “cost of funds”) to 3.47% during the fourth quarter of 2006 from 2.55% during the fourth quarter of 2005. The increase in the Company’s cost of funds reflects the rise in short-term interest rates that has resulted in higher rates on certain short-term and variable rate borrowings and higher rates on deposits.

Service charges on deposits totaled $5.2 million in the fourth quarter of 2006, a $0.3 million or 6.1% increase from the comparable period in 2005. VISA check card interchange income increased by 18.7%, to $0.9 million for the fourth quarter of 2006 from $0.8 million for the fourth quarter of 2005. The increase in interchange income resulted primarily from the continued growth of checking accounts and increased debit card usage.

Gains on the sale of real estate mortgage loans were $1.3 million and $1.2 million in the fourth quarters of 2006 and 2005, respectively. Real estate mortgage loan sales totaled $72.3 million in the fourth quarter of 2006 compared to $91.7 million in the fourth quarter of 2005. Real estate mortgage loans originated totaled $125.0 million in the fourth quarter of 2006 and $170.3 million in the comparable quarter of 2005. The decline in mortgage loan origination volume primarily reflects softer economic conditions in Michigan resulting in a slowdown in home sales and new construction activity. Loans held for sale were $31.8 million at December 31, 2006, compared to $28.6 million at December 31, 2005.

Income from real estate mortgage loan servicing was $0.6 million in both the fourth quarters of 2006 and 2005. Activity related to capitalized mortgage loan servicing rights is as follows:

	Quarter Ended (in thousands)		Year Ended (in thousands)
	12/31/06	12/31/05	12/31/06	12/31/05

Balance at beginning of period	$14,453	$13,058	$13,439	$11,360
Servicing rights acquired
Originated servicing rights capitalized	726	793	2,862	3,247
Amortization	(348)	(455)	(1,462)	(1,923)
(Increase)/decrease in impairment reserve	(49)	43	(57)	755

Balance at end of period	$14,782	$13,439	$14,782	$13,439

Impairment reserve at end of period			$68	$11

The changes in the impairment reserve reflect the valuation of capitalized mortgage loan servicing rights at each period end. At December 31, 2006, the Company was servicing approximately $1.56 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 5.99%, a weighted average service fee of 25.9 basis points and an estimated fair market value of $19.5 million.

Non-interest expense totaled $31.1 million in the fourth quarter of 2006, an increase of $5.7 million, or 22.6%, compared to the fourth quarter of 2005. This increase was principally comprised of a $2.4 million loss recorded on a receivable at Mepco from a warranty business counter party as described below and $3.0 million in overall goodwill impairment charges. During the fourth quarter of 2006 a $2.4 million goodwill impairment charge was recorded at Mepco as a result of a valuation performed to allocate intangibles between the business Mepco is retaining (providing payment plans to consumers to pay for the purchase of vehicle service contracts or extended warranties over time) and the business that was sold in January 2007 (insurance premium finance business). Approximately $4.4 million of intangibles was allocated to the insurance premium finance business and is included in assets of discontinued operations at December 31, 2006. After this allocation, $19.5 million of intangibles remained at Mepco that were valued at $17.1 million which resulted in the goodwill impairment charge of $2.4 million. In addition, the Company also recorded a goodwill impairment charge of $0.6 million in the fourth quarter of 2006 related to First Home Financial (“FHF”) which was acquired in 1998. FHF is a loan origination company based in Grand Rapids, Michigan that specializes in the financing of manufactured homes located in mobile home parks or communities. Revenues and profits have declined at FHF over the last few years and have continued to decline during 2006. Based on the fair value of FHF (at December 31, 2006) the goodwill associated with this entity was reduced from $0.9 million to $0.3 million. The Company had previously recorded a goodwill impairment charge of $0.6 million related to FHF in the second quarter of 2006. The aforementioned goodwill impairment charges are not tax deductible, so no income tax benefit is associated with the $3.0 million fourth quarter 2006 charge.

A breakdown of non-performing loans by loan type is as follows:

Loan Type (dollars in millions)	12/31/06	12/31/05

Commercial	$21.6	$5.2
Consumer	2.5	2.3
Real estate mortgage	13.0	7.2
Finance receivables (excludes discontinued
operations)	2.1	1.8

Total	$39.2	$16.5

Ratio of non-performing loans to total
portfolio loans	1.58%	0.70%

Ratio of the allowance for loan losses to
non-performing loans	68.53%	135.94%

The rise in non-performing loans in 2006 was primarily concentrated in the commercial loan and real estate mortgage loan portfolios. Non-performing commercial loans rose by $16.4 million in 2006. This is principally due to 19 commercial loans with balances totaling $18.1 million at December 31, 2006 becoming non-performing during the year. The five largest non-performing commercial loans have balances of $3.7 million, $3.4 million, $2.7 million, $1.2 million and $1.1 million, respectively, at December 31, 2006. Charge-offs or specific allowances have been recorded on these loans based on a current assessment of collateral values, taking into account disposal costs. The substantive majority of these 19 aforementioned commercial loans are collateralized by real estate and several are development loans. The inability of many of these borrowers to perform under the terms of the loan agreement is often associated with slowing sales of real estate in the State of Michigan.

The growth in consumer and real estate mortgage non-performing loans primarily reflects weak economic conditions in Michigan which have resulted in increased delinquencies, bankruptcies and foreclosures. Other real estate and repossessed assets totaled $3.2 million at December 31, 2006 compared to $2.1 million at December 31, 2005.

Non-performing loans do not include $3.2 million (net of charge-off and discount) that is due from a counter party in Mepco’s warranty payment plan business. During the fourth quarter of 2006 Mepco recorded a $2.4 million loss related to this receivable which is comprised of $1.6 million in balance due that was charged off and $0.8 million in discount for imputed future interest. Although this counter party has been making periodic payments on the balance owed to Mepco, a long-term agreement for the repayment of all sums due that is satisfactory to Mepco has not yet been reached. As a result of this development along with the potential for future litigation, Mepco recorded the aforementioned loss. Mepco will vigorously pursue collection of the amounts due from this counter-party.

The provision for loan losses was approximately $8.0 million and $2.4 million in the fourth quarters of 2006 and 2005, respectively. The level of the provision for loan losses in each period reflects the Company’s assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and net loan charge-offs. In particular the increase in the provision for loan losses in the fourth quarter of 2006 is due to an increase in net loan charge-offs (including an increase in the portion of the allowance that is based on historical loan loss experience due primarily to this rise in net loan charge-offs) and an increase in the portion of the allowance related to other adversely rated loans due primarily to the rise in the level of non-performing commercial loans. Net loan charge-offs were $5.3 million (0.85% annualized of average loans) in the fourth quarter of 2006 compared to $5.5 million (0.93% annualized of average loans) in the fourth quarter of 2005. For all of 2006, net loan charge-offs were $11.8 million (0.48% of average loans) compared to $9.5 million (0.43% of average loans) during 2005. The increase in the level of net loan charge-offs in 2006 is primarily due to higher charge-offs of commercial loans and real estate mortgage loans. At December 31, 2006, the allowance for loan losses totaled $26.9 million, or 1.08% of portfolio loans compared to $22.4 million or 0.95% of portfolio loans at December 31, 2005.

Total assets were $3.43 billion at December 31, 2006, compared to $3.36 billion at December 31, 2005. Assets related to discontinued operations totaled $189.4 million and $188.1 million at December 31, 2006 and 2005, respectively. Loans, excluding loans held for sale, increased to $2.48 billion at December 31, 2006, from $2.37 billion at December 31, 2005. The increase in loans primarily reflects growth in commercial, real estate mortgage, and installment (consumer) loans. Deposits totaled $2.60 billion at December 31, 2006, an increase of $128.6 million from December 31, 2005.

Stockholders’ equity totaled $258.2 million at December 31, 2006, or 7.53% of total assets, and represents a net book value per share of $11.29. In the fourth quarter of 2006 IBC implemented the provisions of Staff Accounting Bulletin No. 108 (“SAB 108”). This bulletin requires companies to assess the materiality of identified errors in financial statements using both an income statement (“rollover”) and a balance sheet (“iron curtain”) approach. Over the course of many years, accrual differences that were considered immaterial by the Company to any particular year's operations or financial condition accumulated to a total approximate net credit of $2.1 million. Under the balance sheet approach to assessing materiality, the Company has concluded that these accrual differences should be corrected. As allowed by SAB 108, IBC has elected to not restate prior years, but has instead reduced the beginning of the year balance of accrued expenses and other liabilities and increased the opening balance of retained earnings by $2.1 million.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. Financing for extended automobile warranties is also available through Mepco Insurance Premium Financing, Inc., a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31, 2006	December 31, 2005

	(unaudited)

	(in thousands)

Assets
Cash and due from banks	$73,142	$67,522
Securities available for sale	434,785	483,447
Federal Home Loan Bank stock, at cost	14,325	17,322
Loans held for sale	31,846	28,569
Loans
Commercial	1,083,921	1,030,095
Real estate mortgage	865,522	852,742
Installment	350,273	304,053
Finance receivables	183,679	185,427

Total Loans	2,483,395	2,372,317
Allowance for loan losses	(26,879)	(22,420)

Net Loans	2,456,516	2,349,897
Property and equipment, net	67,992	63,081
Bank owned life insurance	41,109	39,451
Goodwill	48,709	51,813
Other intangibles	7,854	10,277
Assets of discontinued operations	189,432	188,108
Accrued income and other assets	64,188	56,361

Total Assets	$3,429,898	$3,355,848

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$282,632	$295,151
Savings and NOW	875,541	861,277
Time	1,444,618	1,317,811

Total Deposits	2,602,791	2,474,239
Federal funds purchased	84,081	80,299
Other borrowings	163,681	227,047
Subordinated debentures	64,197	64,197
Financed premiums payable	32,767	24,760
Liabilities of discontinued operations (a)	183,676	178,680
Accrued expenses and other liabilities	40,538	58,367

Total Liabilities	3,171,731	3,107,589

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--40,000,000 shares authorized;
issued and outstanding: 22,864,587 shares at December 31, 2006
and 21,991,001 shares at December 31, 2005	22,865	21,991
Capital surplus	200,241	179,913
Retained earnings	31,420	41,486
Accumulated other comprehensive income	3,641	4,869

Total Shareholders' Equity	258,167	248,259

Total Liabilities and Shareholders' Equity	$3,429,898	$3,355,848

(a) Funding for Mepco's insurance premium finance business (that was sold in January, 2007) is accomplished by loans from its parent company, Independent Bank. Those loans are primarily funded with brokered certificates of deposit. Liabilities of discontinuing operations include amounts allocable to Mepco's insurance premium financing business that will not be assumed by the purchaser.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

	(unaudited)		(unaudited)

	(in thousands, except per share amounts)
Interest Income
Interest and fees on loans	$50,103	$45,186	$193,937	$167,846
Securities available for sale
Taxable	2,750	3,031	11,108	13,588
Tax-exempt	2,745	2,795	11,048	10,888
Other investments	189	179	802	713

Total Interest Income	55,787	51,191	216,895	193,035

Interest Expense
Deposits	21,344	13,088	74,290	41,905
Other borrowings	4,591	5,485	19,408	21,194

Total Interest Expense	25,935	18,573	93,698	63,099

Net Interest Income	29,852	32,618	123,197	129,936
Provision for loan losses	7,963	2,397	16,344	7,806

Net Interest Income After Provision for Loan Losses	21,889	30,221	106,853	122,130

Non-interest Income
Service charges on deposit accounts	5,152	4,858	19,936	19,342
Mepco litigation settlement			2,800
Net gains on assets
Real estate mortgage loans	1,264	1,167	4,593	5,370
Securities		256	171	1,484
Title insurance fees	426	503	1,724	1,962
Manufactured home loan origination fees and commissions	184	311	884	1,216
VISA check card interchange income	900	758	3,432	2,778
Real estate mortgage loan servicing	605	553	2,440	2,627
Other income	2,215	2,142	8,870	8,047

Total Non-interest Income	10,746	10,548	44,850	42,826

Non-interest Expense
Compensation and employee benefits	13,323	12,451	50,801	52,147
Occupancy, net	2,311	2,261	9,626	8,590
Furniture, fixtures and equipment	1,874	1,783	7,057	6,812
Data processing	1,481	1,312	5,619	4,905
Advertising	988	1,205	3,997	4,311
Goodwill impairment	2,963		3,575
Loss on receivable from warranty payment plan seller	2,400		2,400
Other expenses	5,748	6,344	23,141	25,020

Total Non-interest Expense	31,088	25,356	106,216	101,785

Income From Continuing Operations Before Income Tax	1,547	15,413	45,487	63,171
Income tax expense	584	4,236	11,662	17,466

Income From Continuing Operations	963	11,177	33,825	45,705
Discontinued Operations, Net of Tax	(656)	260	(622)	1,207

Net income	$307	$11,437	$33,203	$46,912

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

	(unaudited)		(unaudited)
Per Share Data (A)
Income From Continuing Operations
Basic	$.04	$.48	$1.48	$1.96
Diluted	.04	.47	1.45	1.92
Net Income
Basic	$.01	$.49	$1.45	$2.01
Diluted	.01	.48	1.43	1.97
Cash dividends declared	.20	.18	.78	.71

Selected Ratios
As a percent of average interest-earning assets
Tax equivalent interest income	7.69%	7.27%	7.59%	7.09%
Interest expense	3.47	2.55	3.18	2.24
Tax equivalent net interest income	4.23	4.72	4.41	4.85
Income From Continuing Operations
Average equity	1.44%	17.66%	13.06%	18.63%
Average assets	0.11	1.34	0.99	1.42
Net income to
Average equity	0.46%	18.07%	12.82%	19.12%
Average assets	0.04	1.37	0.97	1.45

Average Shares (A)
Basic	22,858,199	23,235,447	22,905,857	23,338,750
Diluted	23,199,981	23,679,997	23,272,330	23,797,212

(A)	Restated to give effect to a 5% stock dividend paid in September 2006. Average shares of common stock for basic net income per share include shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors.